UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2013

PUMA BIOTECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35703	77-0683487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10880 Wilshire Boulevard, Suite 2150

Los Angeles, California 90024

(Address of principal executive offices) (Zip Code)

(424) 248-6500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 28, 2013, in connection with a routine review of the compliance of Puma Biotechnology, Inc. (the “Company”) with the New York Stock Exchange (“NYSE”) Listed Company Manual, the NYSE requested that the Company clarify and supplement certain disclosures in its proxy statement for the 2013 Annual Meeting of Stockholders (the “2013 Proxy Statement”) as described below.

Presiding Director. Thomas R. Malley presides over the regularly scheduled executive sessions of the non-management directors.

Communication with the Board of Directors. The procedure for stockholders to communicate with the board of directors included in the 2013 Proxy Statement is also the procedure for other interested parties:

Stockholders and other interested parties may send communications to the Company’s board of directors, including any individual director, any non-management director or the directors as a group, by mailing such communications to Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, California 90024, Attention: Corporate Secretary. Such correspondence shall be addressed to the board of directors, any individual director or any non-management director by either name or title.

All communications received as set forth in the preceding paragraph will be opened by the Company’s Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the board of directors, any individual director or any non-management director, the Company’s Corporate Secretary will make sufficient copies of the contents to send to each director to which the envelope is addressed.

Corporate Governance Guidelines. The Company previously adopted corporate governance guidelines and the guidelines are available on the Company’s corporate website at www.pumabiotechnology.com/about_governance.html. The inclusion of the Company’s website address in this Current Report does not include or incorporate by reference the information on the Company’s website into this Current Report.

Disclosure of the items described above will be made going forward in the Company’s future annual meeting proxy statements, as well as in any other filings requiring such disclosures.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUMA BIOTECHNOLOGY, INC.

Date: November 1, 2013	By:	/s/ Alan H. Auerbach
Alan H. Auerbach
Chief Executive Officer and President